Exhibit 10.4

Gregory Poilasne

Chairman and Chief Executive Officer

2488 Historic Decatur Road, Suite 200

San Diego, California, USA 92106

August 4, 2021

Stonepeak Rocket Holdings LP

Attention: Jack Howell, Trent Kososki, William Demas and Adrienne Saunders

55 Hudson Yards

550 W 34th Street, 48th Floor

New York, NY 10001

Evolve Transition Infrastructure LP

Attention: Charles Ward

1360 Post Oak Blvd, Suite 2400

Houston, Texas 77056

Levo Mobility LLC

Attention: Board of Managers

2468 Historic Decatur Road

San Diego, California 92106

Re:Project Rocket Parent Letter Agreement

Dear Ladies and Gentlemen:

This letter agreement (this “Agreement”) is entered into by and among Nuvve Holding Corp., a Delaware corporation (“Nuvve Parent”), Stonepeak Rocket Holdings LP, a Delaware limited partnership (“Stonepeak”), Evolve Transition Infrastructure LP, a Delaware limited partnership (“Evolve”), and Levo Mobility LLC, a Delaware limited liability company (the “Company” and together with Nuvve Parent, Stonepeak and Evolve, each a “Party” and collectively, the “Parties”), to set forth certain agreements with respect to the Company and its Business. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date hereof (the “LLCA”).

In consideration of the premises and the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

Section 1Business Opportunities.
(a)During the Non-Compete Period, Nuvve Parent shall, and shall cause each of its Affiliates to, present to the Company all investment or business opportunities that Nuvve Parent or such Affiliate, as applicable, becomes aware of and desires to pursue, to the extent such investment or business opportunity are within the scope of, primarily relate to or compete with, the Business (such investments or business opportunities, “Business Opportunities”); provided, that, for the avoidance of doubt, nothing set forth in this Agreement shall prohibit Nuvve Parent or its Affiliates from undertaking investment or business opportunities that are not Business

KE 77111132

Opportunities, including, for the avoidance of doubt, (i) acquiring, owning, selling, leasing, developing and managing electric buses, vehicles, transportation assets, and related charging infrastructure and ancillary assets that are provided to third parties that are not utilizing financing, leasing or other similar arrangements in respect of such assets (or provided to third parties that are utilizing financing, leasing or other similar arrangements with respect of such assets, so long as such investment or business opportunity does not include participating in or otherwise providing equity, debt or other financing to any entity or other person engaged in the businesses described in clause (a) of the definition of the “Business” as defined in the LLCA), (ii) Nuvve Parent providing services (including providing grid services and receiving revenues therefrom) to such third parties that are not utilizing financing, leasing or other similar arrangements in respect of such assets (or provided to third parties that are utilizing financing, leasing or other similar arrangements with respect of such assets, so long as such investment or business opportunity does not include Nuvve Parent or its Affiliates participating in or otherwise providing equity, debt or other financing to any entity or other person engaged in the businesses described in clause (a) of the definition of the “Business” as defined in the LLCA) (such investment or business opportunities described in clauses (i) and (ii), collectively, the “Exempted Business Opportunities”) or (iii) Nuvve Parent providing services to the Company pursuant to the DSA.
(b)Nuvve Parent shall, and shall cause each of its Affiliates to, use reasonable best efforts to source and structure each Business Opportunity so that it will constitute a Qualified Opportunity. Each such Business Opportunity will be presented to the Company and the Class B Representative in writing and with reasonable detail as to the nature, terms and other relevant factors relating to such Business Opportunity (including reasonable detail with respect to the satisfaction, as applicable, of each of the applicable qualifying criteria set forth on Exhibit A with respect to such Qualified Opportunity), and Nuvve Parent and each such Affiliate, as applicable, shall (i) provide any additional information and reasonable access to all relevant personnel and third party advisors, properties and books and records relating to such Business Opportunity to the extent reasonably requested by the Company or the Class B Representative and (ii) notify the Company and the Class B Representative as promptly as reasonably practicable of any changes to the nature, terms or other relevant factors relating to such Business Opportunity. The Board, acting with Special Approval, will determine in good faith whether such Business Opportunity constitutes a Qualified Opportunity and shall provide Nuvve Parent with written notice of its decision of whether such Business Opportunity was determined to be a Qualified Opportunity within ten (10) Business Days (which may be extended as mutually agreed by Nuvve Parent and the Board, acting with Special Approval) following receipt of any such written notice describing such Business Opportunity and all material information reasonably necessary for the Board to evaluate such Business Opportunity (including, for the avoidance of doubt, all information reasonably requested by the Board). Following such determination, the Board, acting with Special Approval, will consider such Business Opportunity and elect to either reject or pursue such Business Opportunity in its sole discretion. Within ten (10) Business Days (which may be extended as mutually agreed by Nuvve Parent and the Board, acting with Special Approval) following delivery of such notice to Nuvve Parent with respect to the determination of whether such Business Opportunity constitutes a Qualified Opportunity and the receipt of all material information reasonably necessary for the Board to evaluate such Business Opportunity (including, for the avoidance of doubt, all information reasonably requested by the Board), or twenty (20) Business Days (which may be extended as mutually agreed by Nuvve Parent and the Board, acting with Special Approval) if Stonepeak provides written notice to Nuvve Parent and the Company prior to the end of such ten (10)-Business Day period (or such longer period as may have been mutually agreed by Nuvve Parent and the Board, acting with Special Approval) that a proposal for the Company to exercise its option with respect to the Business Opportunity has been submitted for consideration to the applicable investment committee or general partner, as applicable, of Stonepeak Infrastructure Partners and such investment committee or general partner is evaluating such Business Opportunity in good faith (such period, the “Consideration Period”), the Company shall provide Nuvve Parent with written notice of the Board’s decision (acting with Special Approval), in its sole discretion, to either reject or pursue such Business Opportunity and if such Business Opportunity was rejected, whether such rejection was primarily due to a failure to obtain Special Approval with respect to such Qualified Opportunity (if applicable). Any Business Opportunity that the Company so elects to pursue will hereinafter be referred to as an “Accepted Opportunity.” For purposes of this Agreement, “Qualified Opportunity” means a Business Opportunity that meets the qualifying criteria set forth on Exhibit A, as may be amended, supplemented or modified from time to time in accordance with Section 1(e).
(c)Nuvve Parent shall not, and shall cause its Affiliates not to, directly or indirectly (other than as a direct or indirect equityholder of the Company), individually or on behalf of any Person, company, enterprise, or entity, or as a sole proprietor, partner, equityholder, licensor, director, officer, principal, agent, employee or executive, or in any other capacity or relationship, pursue or participate in any manner (i)(A) in any Accepted Opportunity, or (B) from the date hereof until the earliest to occur of (1) the date that the aggregate Commitment Amount has been funded in full, (2) the end of the Commitment Period, and (3) a Monetization Event (such period in clause (B), the “Non-Compete Period”), in any Business Opportunity other than (x) a Rejected Opportunity to the extent permitted by the terms and conditions set forth in this Agreement or (y) a Business Opportunity with respect to the Business solely outside of North America that the Company elects not to participate in, (ii) during the Non-Compete Period, in any request for proposal or other similar process, in each case, with respect to any Exempted Business Opportunity until such request for proposal or other similar process has concluded and the applicable project has been finally awarded, or (iii) during the Non-Compete Period, in any Exempted Business Opportunity unless Nuvve Parent and its Affiliates have used good faith commercially reasonable efforts to provide the Company an opportunity to participate in such financing, leasing or other similar arrangements with respect to such investment or business opportunity as a financing source.
(d)If the Company elects not to participate in any Business Opportunity that was determined to be a Qualified Opportunity as determined by the Board in good faith with Special Approval, primarily due to a failure to obtain Special Approval (a “Rejected Opportunity”), then Nuvve Parent or its Affiliates may pursue such Rejected Opportunity for its or their own account without any further involvement of the Company, and in such event the Company shall not have any right or interest in such Rejected Opportunity nor any responsibility for any cost, expense or obligation associated with the further review, pursuit or acquisition by Nuvve Parent or its Affiliates of such Rejected Opportunity. In the event that (i) the material terms (including all terms relating to conditionality, pricing, costs, fees, revenues, quantity or any other economic provision regardless of materiality) of such Rejected Opportunity become, in the aggregate, more favorable to Nuvve Parent or its Affiliate, as applicable, from those contemplated when presented to the Company in writing, or (ii) Nuvve Parent or its Affiliates fails to enter into a definitive agreement relating to such Rejected Opportunity within one hundred and twenty days (120) days after the earlier to occur of (A) the date that Nuvve Parent receives the Company’s written notice that it has elected not to pursue such Qualified Opportunity, and (B) the expiration of the applicable Consideration Period, in each case, the procedures set forth in this Section 1 shall once again apply, and Nuvve Parent and its Affiliates may not pursue such Rejected Opportunity without complying with such procedures in full.
(e)The qualifying criteria set forth on Exhibit A may only be waived or amended, supplemented or modified by Stonepeak in its reasonable sole discretion, unless such amendment, supplement or modification would reasonably be expected to be adverse to Nuvve Parent as determined by the Board in good faith with Special Approval, which shall also require Nuvve Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Nuvve Parent may propose, amendments, supplements or modifications to such qualifying criteria in good faith for Stonepeak’s review; provided, that Stonepeak shall have no obligation to consent to any such proposals.
Section 2Future Financing Transactions. If, during the six month period following the end of the Non-Compete Period, Nuvve Parent or any of its Affiliates, directly or indirectly, desires to enter into any material financing transaction, the primary use of proceeds from which will be used with respect to the Business or any business substantially similar to or competitive with the Business (a “Financing Transaction”), Nuvve Parent shall first give Stonepeak written notice (the “Stonepeak ROFO Notice”) of its desire to do so and provide Stonepeak with the proposed terms of the Financing Transaction. Within 15 days after receipt of the Stonepeak ROFO Notice (the “Stonepeak ROFO Response Period”), Stonepeak shall, on behalf of itself and its Affiliates, provide Nuvve Parent with written notice of its election to either (a) pursue the Financing Transaction, or (b) waive its rights in connection with the Financing Transaction (the “Stonepeak ROFO Response Notice”). If (x) Stonepeak waives its rights in connection with the Financing Transaction, (y) Stonepeak (or any of its Affiliates, as applicable) and Nuvve Parent (or any of its Affiliates, as applicable) fail to agree in good faith to a definitive agreement or binding term sheet relating to such Financing Transaction within 120 days (which may be extended as mutually agreed in writing by Nuvve Parent and Stonepeak) of Stonepeak delivering such notice to pursue the Financing Transaction; provided, that such parties have used commercially reasonable efforts to negotiate in good faith during such Period, or (z) Stonepeak fails to deliver a Stonepeak ROFO Response Notice by the end of the Stonepeak ROFO Response Period, then Nuvve Parent or its Affiliates may pursue and consummate such Financing Transaction with any other Person without any further obligation to Stonepeak except as set forth in this Section 2 (the circumstances described in clause (x), (y) or (z) of this subsection, a “Stonepeak Renounced Opportunity”). In the event that (i) the material terms (including all terms relating to conditionality, pricing, costs, fees or any other economic provision regardless of materiality) of such Stonepeak Renounced Opportunity become, in the aggregate, more favorable to Nuvve Parent or its Affiliates, as applicable, from those contemplated at the time the Stonepeak ROFO Notice was provided or (ii) Nuvve Parent or its Affiliates fails to enter into a definitive agreement or binding term sheet relating to such Stonepeak Renounced Opportunity within 120 days of the date such Financing Transaction was determined to be a Stonepeak Renounced Opportunity, the procedures set forth in this Section 2 shall once again apply, and Nuvve Parent and its Affiliates may not pursue such Financing Transaction without complying with such procedures in full. Notwithstanding the foregoing, Stonepeak may only exercise its rights pursuant to this Section 2 on behalf of an Affiliate that is not a Competitor.

Section 3Most Favored Nation.
(a)From the date hereof until the date that is the fifth (5th) anniversary of the date that Nuvve or its Permitted Transferees no longer own any equity interests in the Company (such period, the “MFN Period”), Nuvve Parent hereby covenants and agrees, (i) that subject to the terms of this Section 3, none of the material terms (including all terms relating to conditionality, pricing, costs, fees, revenues, quantity or any other economic provision regardless of materiality) set forth in any Other Agreement is, has been, or will be more favorable to the Other Customer than those offered to the Company and its Affiliates with respect to any Proposed Contract, solely with respect to the MFN Covered Items, in each case, with respect to the applicable Asset Class, and (ii) to consider in good faith, on a case-by-case basis, the discount (including any additional discount) to be offered to the Company and its Subsidiaries with respect to the MFN Covered Items.
(b)Notwithstanding anything to the contrary herein, if during the MFN Period, Nuvve Parent is in breach of Section 3(a)(i), Nuvve Parent shall be deemed to have cured such breach if, and only if, Nuvve Parent (i) promptly provides written notice thereof to the Company prior to date that the Company or its Affiliates, as applicable, enters into the Proposed Contract or (ii) promptly (and in no event less than ten (10) Business Days following the discovery of such breach by Nuvve Parent), provides written notice thereof to the Company following the date that the Company or its Affiliates, as applicable, entered into the Proposed Contract; provided, that, in each case, so long as such notice includes a copy of the applicable Other Agreement (and any other relevant documents, agreements or material information with respect thereto), a revised Proposed Contract (such that the Company and its Affiliates would receive the benefit (including retroactively as of the date such Proposed Contract had been entered into, as applicable, with respect to clause (ii)) of the more favorable terms set forth in such Other Agreement) that Nuvve Parent or its Affiliates, as applicable, would enter into in good faith, and a good faith proposal with respect to proposed additional discounts, if any, for the Company and its Affiliates. Notwithstanding anything to the contrary herein, (w) this Section 3 shall only apply retroactively to any contract entered into between Company or its Affiliates, on one hand, and Nuvve Parent or its Affiliates, on the other hand, to the extent set forth in this Section 3(b); (x) the duration of the MFN Covered Items (including promotional pricing) shall be taken into account in the application of this Section 3(b); (y) solely with respect to the purchase price for charging infrastructure and related assets (including technology and intellectual property), (1) such purchase price included in such revised Proposed Contract shall, at minimum, unless otherwise waived by Nuvve Parent in its sole discretion, result in a gross margin to Nuvve Parent of at least ten percent (10%) as of the date of such revised Proposed Contract, and (2) the application of this Section 3(b) shall only apply to any Other Agreement that provides for a quantity of five (5) or more of the applicable Asset Class, and (z) in the event any individual Package Term is more favorable in any Other Agreement, the Company shall be required to irrevocably elect by written notice within ten (10) Business Days of receipt of Nuvve Parent’s notice either (1) for Nuvve Parent to incorporate such individual Package Term in such revised Proposed Contract it provides to the Company or its Affiliates along with the other applicable Package Terms set forth in such Other Agreement (which, for the avoidance of doubt, may be less favorable to the Company and its Affiliates) or (2) to waive its rights to adopt any of the Package Terms set forth in the Other Agreement in such revised Proposed Contract.

(c)During the MFN Period, each of Nuvve Parent and the Company hereby covenants and agrees to use its commercially reasonable efforts to, in good faith, establish mutually-acceptable terms and conditions with respect to the MFN Covered Items relating to the Business including, for the avoidance of doubt, the Package Terms, in each case, subject to the other terms of this Section 3.
(d)MFN Disputes. In the event of any dispute between Nuvve Parent and the Company with respect to this Section 3, either of Nuvve Parent or the Company may submit written notice of such dispute to such other Party. Upon delivery of such written dispute notice, such Parties shall cooperate and negotiate in good faith and use reasonable efforts to resolve such dispute. If such Parties are unable to resolve such dispute within 10 days after delivery of the written dispute notice, either Nuvve Parent or the Company may elect to, within three days following the end of such 10-day period, submit the dispute to binding arbitration in accordance with the Commercial Rules of the American Arbitration Association, by three arbitrators, of whom each such Party shall appoint one and the third shall be chosen by the other two arbitrators. The decision of a majority of the arbitrators shall be final and binding on such Parties and may be enforced before any court of competent jurisdiction and cannot be the subject of any appeal. The place of arbitration shall be New York, New York. The arbitration and all related proceedings and discovery shall take place pursuant to a protective order entered by the arbitrators that adequately protects the confidential nature of each such Party’s Confidential Information. Unless otherwise agreed by such Parties, the arbitration proceeding shall commence as soon as practicable following such submission (and not later than three days following such submission), shall be completed as soon as reasonably practicable (and not continue for longer than 10 days from commencement) and the arbitrators shall issue their decision within five days after the conclusion of the proceeding. Each of the Company and Nuvve Parent shall bear its own costs relating to such arbitration; provided, that (x) if such arbitration results in a decision in favor of the Company, Nuvve Parent shall reimburse the Company for all of its reasonable and documented out-of-pocket expenses incurred with respect to such arbitration (including all costs of such arbitration), and (y) if such arbitration results in a decision in favor of Nuvve Parent, the Company shall reimburse Nuvve Parent for all of its reasonable and documented out-of-pocket expenses incurred with respect to such arbitration (including all costs of such arbitration).
(e)Definitions.  As used in this Section 3, the following terms shall be defined as follows:
(i)“Asset Class” means assets of the same or substantially similar type and market application. Solely by way of example, charging infrastructure for use with electric school buses and charging infrastructure for use with electric delivery vans constitute separate Asset Classes.
(ii)“Grid Revenues” means the vehicle-to-grid portion of (A) net revenues (net of estimated charging costs as determined by using the relevant off-peak retail, wholesale or charging electricity tariff multiplied by the amount of generation utilized for such vehicle-to-grid revenue generation) and (B) credits (solely to the extent such credits were validated, verified and monitored utilizing Nuvve Parent’s Software (as defined in the DSA)), in each case, generated on or provided in connection with assets acquired or developed by the Company and its Affiliates.

(iii)“MFN Covered Items” means (A) the purchase price and terms of purchase for charging infrastructure and related assets (including technology and intellectual property) acquired from, provided, or otherwise made available by Nuvve Parent or its Affiliates; (B) grid services for electric vehicles, charging infrastructure and related assets (including technology and intellectual property) acquired from, or provided or otherwise made available by, Nuvve Parent or its Affiliates, including the relative proportion of Grid Revenues (as defined below) to be shared between Nuvve Parent or its Affiliates, on the one hand, and the Company and its Affiliates, on the other hand; and (C) the purchase price and terms of purchase for any other assets or other services otherwise made available by Nuvve Parent or its Affiliates to an Other Customer.
(iv)“Other Agreement” means any binding contract or written offer or other proposal between Nuvve Parent or its Affiliate on the one hand, and an Other Customer.
(v)“Other Customer” means any Person (other than the Company or its Affiliates) that is the counterparty of (or recipient of a written offer or other proposal from) Nuvve or its Affiliate under an Other Agreement.
(vi)“Package Terms” means, collectively, the following MFN Covered Items: (A) the purchase price for the charging infrastructure and related assets (including technology and intellectual property) to be sold under the applicable contract, offer or other proposal, which shall be calculated on a cost-plus pricing basis and shall initially be subject to a 33% markup to the applicable cost to Nuvve Parent and its Affiliates; (B) the relative proportion of Grid Revenues to be shared pursuant to the terms of the applicable contract, offer or other proposal, which shall initially be equal to 30% to Nuvve Parent and 70% to the Company and (C) the warranty term and warranty exclusions set forth in the applicable contract, offer or other proposal.
(vii)“Proposed Contract” means any proposed (but not entered into) contract between the Company or its Affiliates, on one hand, and Nuvve Parent or its Affiliates.
Section 4Reasonableness of Restrictions. Nuvve Parent expressly acknowledges and agrees that (a) the covenants contained in this Agreement are integral to Stonepeak’s and Evolve’s investment in the Company and each of Stonepeak and Evolve would not have entered into the LLCA and the Transaction Documents (including this Agreement) or consummated the transactions contemplated thereby or hereby without the obligations and restrictions contained in this Agreement, (b) each and every one of the obligations and restrictions contained in this Agreement is reasonable in all respects (including with respect to subject matter, time period and geographical area) and such obligations and restrictions are necessary to protect each of Stonepeak’s and Evolve’s interest in, and value of, the Company and the Company’s business (including the goodwill inherent therein), and (c) Nuvve Parent and its Affiliates were significantly responsible for the creation of such value. Nuvve Parent and its Affiliates further covenants that Nuvve Parent and its Affiliates will not challenge the reasonableness or enforceability of any of the covenants set forth in this Agreement and agrees not to, and to cause its employees and Affiliates to not, take any action which would have the effect of circumventing or diminishing Stonepeak’s and Evolve’s rights hereunder (and the benefit of this Agreement to Stonepeak and Evolve). In any action to enforce the provisions of this Agreement, the prevailing Party’s reasonable costs (including reasonable attorneys’ fees) incurred in connection with such action will be reimbursed by the non-prevailing Party.
Section 5Tolling; Survival. In the event of any violation of Section 2 or Section 3, Nuvve Parent acknowledges and agrees that the restrictions and time periods contained in Section 2 or Section 3 shall be extended by a period of time equal to the period of such violation, it being the intention of the Parties that the running of the applicable restriction period shall be tolled during any period and time periods, as applicable, of such violation.
Section 6Representations and Warranties.
(a)Each of the Parties hereby represents and warrants as follows:
(i)such Party is duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the laws of its jurisdiction of organization, incorporation or formation, as applicable, and has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and the transactions contemplated hereby;
(ii)the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary action and do not conflict with, contravene, or result in any default, breach, violation or infringement (with or without notice or lapse of time or both) of: (A) any provision of such Party’s charter, partnership agreement, operating agreement or similar organizational documents; or (B) any law, regulation, rule, decree, order, judgment or contractual restriction binding on such Party or its assets;
(iii)all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Agreement and the transactions contemplated hereby by such Party have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Agreement and the transactions contemplated hereby by such Party; and
(iv)this Agreement and the transactions contemplated hereby constitute a legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, subject to (A) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (B) general equitable principles (whether considered in a proceeding in equity or at law).
(b)Nuvve Parent represents and warrants that as of the date hereof (i) the Company has no assets or liabilities, and (ii) the Company is a special purpose, non-guarantor, unrestricted Subsidiary of Nuvve Parent.
Section 7Reports. Nuvve Parent shall provide to Stonepeak, at Stonepeak’s election, (a) reasonable advance notice (if possible, otherwise prompt notice) of any events or actions related to Nuvve Parent that would reasonably be expected to have a material effect on Nuvve Parent’s financial condition, business or operations and (b) promptly upon completion thereof, but in any event within 15 days after the end of each month, monthly operating, financial reports and projection information relating to Nuvve Parent and its Subsidiaries (other than the Company) prepared by or on behalf of Nuvve Parent. Notwithstanding the foregoing, Nuvve Parent shall (x) be deemed to have satisfied its obligations with respect to clause (a) above to the extent Nuvve Parent promptly discloses (within four (4) Business Days) information with respect to any such event or action related to Nuvve Parent in any form, report, schedule, statement or other document (including all amendments thereto) filed with, or furnished to, the Commission, in each case, that is publicly available, (y) only be obligated to provide operating reports pursuant to the foregoing clause (b) beginning with the first full calendar month following the six-month anniversary of the date hereof, and (z) no longer be obligated to comply with this Section 7 following the conversion of the Company to a corporation and the consummation of an initial public offering of the Company.
Section 8Confidentiality. Each Party recognizes and acknowledges that it has received and may in the future receive certain confidential and proprietary information and trade secrets of the Company and its Subsidiaries and the Parties (including their respective predecessors and Affiliates) (such information, and including this Agreement, the LLCA and the other Transaction Documents, the “Confidential Information”).  Except as otherwise consented to by the disclosing Party in writing, each Party agrees that it will not, during or after the term of this Agreement, whether directly or indirectly through an Affiliate or otherwise, use any Confidential Information for any purposes other than in connection with its investment in the Company or Nuvve, as applicable, or disclose any Confidential Information for any reason or purpose whatsoever, except for disclosures: (a) to authorized directors, managers, officers, representatives, agents and employees of such Party or its Affiliates, the Company or its Subsidiaries and as otherwise may be proper in the course of performing such Party’s obligations, or enforcing such Party’s rights, under this Agreement, the LLCA and the agreements expressly contemplated hereby and thereby; provided, that each such Person is informed of the confidential nature of such Confidential Information, agrees to hold such Confidential Information confidential and that the disclosing Party remains liable for any breach of this provision by such Persons; (b) made by Stonepeak or Evolve to its limited partners, owners, co-investors, general partners and prospective investors; provided that if such limited partners, owners, co-investors, general partners and prospective investors are receiving Confidential Information (other than with respect to high-level summary information regarding the Company’s, or Nuvve Parent’s, as applicable, operations), such receiving Person shall be subject to confidentiality provisions at least as restrictive as the confidentiality obligations contained in this Agreement; (c) to any bona fide prospective purchaser of the equity or assets of the Company, Nuvee Parent, or its Affiliates or the Units or securities of Nuvve Parent held by such Party or its Affiliates, to prospective financing sources, or a prospective merger partner of such Party, Nuvve Parent, the Company or any of their respective Affiliates; provided, that such purchaser, financing sources, or merger partner agrees in writing to be bound by the provisions of this Section 8 or other confidentiality agreement that includes confidentiality and use provisions at least as restrictive as the provisions in this Agreement; (d) to attorneys, accountants and other professionals of such Party or its Affiliates who need to know such Confidential Information in order to perform services for such Party or Affiliate; (e) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation; and (f) as required to be disclosed in accordance with any securities law or other legal requirement. In the event of a disclosure required by the foregoing clause (e), the applicable Party shall provide to the Company (or in the case of Confidential Information of a Party, such Party) prompt notice of any such requirement to enable the Company or such Party to seek an appropriate protective order or confidential treatment and shall disclose only that portion of such Confidential Information so required to be disclosed. Notwithstanding the prior sentence, no such opportunity shall be afforded in the case of a routine audit or examination by, or a blanket document request from, a governmental or regulatory entity that does not reference the Company, any other Party or this Agreement or the LLCA or if notifying the Company or such Party in advance of such disclosure is prohibited by applicable law. For purposes of this Section 8, the term “Confidential Information” shall not include any information which (x) a Person learns from a source other than Nuvve Parent, the Company or its Subsidiaries, or any of their respective representatives, employees, agents or other service providers, (y) is disclosed to the public or is available in the public domain, or (z) was in a Person’s possession prior to disclosure hereunder; provided such information is not known by such Person to be subject to an obligation of confidentiality owed to the other Parties.
Section 9Fees and Expenses. On the earlier of (x) the date that is ten (10) calendar days following the date hereof, and (y) the date Stonepeak and Evolve fund their respective initial Capital Contributions to the Company pursuant to the LLCA, Nuvve Parent shall reimburse (a) Stonepeak for 50% of the first $1,800,000 of Stonepeak’s reasonable out-of-pocket expenses (including legal and accounting fees) incurred after February 11, 2021 and through the date hereof in connection with the due diligence, documentation and negotiation of the Transaction Documents, and (b) Evolve for 50% of the first $200,000 of Evolve’s reasonable out-of-pocket expenses (including legal and accounting fees) incurred after May 6, 2021 and through the date hereof in connection with the due diligence, documentation and negotiation of the Transaction Documents.
Section 10Representation by Counsel. Each Party agrees that (a) it has been represented by, or had the opportunity to be represented by, independent counsel of its own choosing, (b) it has had the full right and opportunity to consult with its respective attorney(s), and to the extent, if any, that it desired, it has availed itself of this right and opportunity, (c) it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such Party’s respective counsel, (d) it is fully aware of the contents hereof and its meaning, intent and legal effect, and (e) its authorized officer is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.
Section 11Damages Limitation. No Party will be liable to the other Parties for, or entitled to seek or recover, special or punitive damages or damages that are not reasonably foreseeable from such other Party in connection with any claim for, relating to, or otherwise arising out of, the breach of this Agreement.
Section 12Notices. Any notice or other communication provided for or permitted to be given pursuant to this Agreement by a Party to any other Party must be in writing and is duly given (a) one Business Day after being deposited with a nationally recognized overnight delivery service company that tracks deliveries, addressed to such other Party, with overnight service guaranteed, all charges paid and proof of receipt requested, (b) when delivered in person to such other Party or (c) when sent via email (utilizing the delivery receipt, read receipt or similar function), on the date sent by e-mail if sent before 5:00 p.m., New York time, and on the next business day if sent after such time. In each case, the notice or communication should be addressed as follows:

if to Nuvve Parent:

Nuvve Holding Corp.
2468 Historic Decatur Road
San Diego, California 92106
Attention: Gregory Poilasne and Stephen Moran
Email: gregory@nuvve.com and smoran@nuvve.com

With a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02110
Attention: Sahir Surmeli and Eric Macaux
Email: ssurmeli@mintz.com and ewmacaux@mintz.com

if to the Company:

Levo Mobility LLC
2468 Historic Decatur Road

San Diego, California 92106
Attention: Board of Managers; Gregory Poilasne and Stephen Moran; Trent Kososki, William Demas and Adrienne Saunders
Email: gregory@nuvve.com and smoran@nuvve.com; kososki@stonepeakpartners.com; demas@stonepeakpartners.com; LegalandCompliance@stonepeakpartners.com

With a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02110
Attention: Sahir Surmeli and Eric Macaux
Email: ssurmeli@mintz.com and ewmacaux@mintz.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main St.
Houston, Texas 77002
Attention: John D. Pitts, P.C.
Email: john.pitts@kirkland.com

if to Stonepeak:

Stonepeak Partners LP
55 Hudson Yards
550 W 34th Street, 48th Floor

New York, NY 10001
Attention: Trent Kososki, William Demas and Adrienne Saunders
Email: kososki@stonepeakpartners.com; demas@stonepeakpartners.com; LegalandCompliance@stonepeakpartners.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main St.
Houston, Texas 77002
Attention: John D. Pitts, P.C.
Email: john.pitts@kirkland.com

if to Evolve:

Evolve Transition Infrastructure LP
1360 Post Oak Blvd, Suite 2400

Houston, Texas 77056
Attention: Charles Ward
Email: cward@evolvetransition.com

With a copy (which shall not constitute notice) to:

Sidley Austin LLP
1000 Louisiana Street, Suite 5900
Houston, Texas 77002
Attention: Cliff Vrielink and George Vlahakos
Email: cvrielink@sidley.com; gvlahakos@sidley.com

Section 13Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement, and any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to any choice-of-law principles that would require the application of the laws of any other jurisdiction. Each Party hereby irrevocably and unconditionally submits, for itself and its properties, to the exclusive jurisdiction of the courts of the State of New York sitting in New York City in the borough of Manhattan or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York located therein, as the appropriate, sole and exclusive venue to for purposes of any suit, action or other proceeding under or arising out of, or matter of interpretation of, this Agreement or the rights of the Parties under this Agreement. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE MAXIMUM EXTENT IT MAY DO SO UNDER APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING UNDER OR ARISING OUT OF, OR MATTER OF INTERPRETATION OF, THIS AGREEMENT OR THE RIGHTS OF THE PARTIES UNDER THIS AGREEMENT.

Section 14Assignment; Entire Agreement; Amendments; Waivers. No Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party. Any attempted assignment in violation of this Agreement shall be void ab initio. This Agreement, the other Transaction Documents, that certain Non-Disclosure Agreement by and between Stonepeak and Nuvve Corporation, a Delaware corporation (the “NDA”), and that certain joinder to the NDA by and between Stonepeak and Evolve, constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior understandings, whether written or oral, between Nuvve Parent, Stonepeak, Evolve, and the Company with respect to the contents hereof. This Agreement may not be amended or modified, in whole or in part, except by a written instrument executed by Stonepeak, Evolve, the Company and Nuvve Parent expressly so amending, or modifying this Agreement or any part hereof. Any agreement on the part of any Party to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.
Section 15Specific Performance. Each Party agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and monetary damages, even if available, would not be an adequate remedy. It is accordingly agreed that each Party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the performance of the terms and provisions hereof, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach and without the necessity to post any bond or other security in connection with any such order or injunction, this being in addition to any other remedy to which any Party is entitled to at law or in equity.
Section 16Non-Recourse. Each Party agrees that this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement shall be asserted against any individual, entity or other person other than the Parties, and no individual, entity or other person that is not a Party shall have any liability arising out of or relating to this Agreement.
Section 17Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other individual, entity or other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, that any individual, entity or other person other than the Parties shall be an express third-party beneficiary of Section 16.
Section 18Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by e-mail or other electronic transmission (including “.pdf” or “.tif” format) shall be as effective as delivery of an original executed counterpart of this Agreement.

Section 19Severability; Enforcement. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible. It is the intention of the Parties that if any of the restrictions or covenants contained in this Agreement is held to cover a geographic area or to be of a length of time that is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision will not be construed to be null, void and of no effect; instead, the Parties agree that a court of competent jurisdiction will construe, interpret, reform or judicially modify this Agreement to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such applicable law.

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Each of the Parties have executed this Agreement through such Party’s duly authorized representative as of the day first above written.

Sincerely,

Nuvve Holding Corp.

By:____________________________________

Name: Gregory Poilasne
Title: Chairman and Chief Executive Officer

[Signature Page to Letter Agreement]

Acknowledged and Agreed:

Stonepeak Rocket Holdings LP

By: STONEPEAK ASSOCIATES IV LLC,

its general partner

By:____________________________________

Name: Jack Howell
Title: Senior Managing Director

[Signature Page to Letter Agreement]

Acknowledged and Agreed:

EVOLVE TRANSITION INFRASTRUCTURE LP

By: EVOLVE TRANSITION INFRASTRUCTURE GP LLC,

its general partner

By:____________________________________

Name: Gerald F. Willinger
Title: Chief Executive Officer

[Signature Page to Letter Agreement]

LEVO MOBILITY LLC

By:____________________________________

Name:
Title:

[Signature Page to Letter Agreement]

Exhibit A

“Qualifying Criteria” means the following:

·	For development opportunities or other projects:
o	a contracted asset life return on a portfolio basis of at least 12% per annum; provided, that after the first $250 million of deployments, such return shall be at least 8% per annum; provided further, that such return shall be net of any available subsidies, grants or incentives;
o	an asset useful life to be mutually agreed by the parties in good faith with respect to the applicable asset type;
o	a minimum contracted blended portfolio unlevered return of at least 12% per annum consisting of:
◾	transportation-as-a-service only contracted return; and
◾	additional grid services / capacity revenues based on pre-agreed assumptions (as to merchant revenues) or actual contracts in hand, if any;
o	a contract tenor of no less than 10 years with respect to such contracted asset;
o	an investment grade or investment grade-like credit profile as reasonably determined by Stonepeak in good faith;
o	daily historical route mileage assumptions provided by the applicable customer for up to 2 years;
o	charging cost assumptions provided based upon past 2 years of historical bills from the applicable customer;
o	quotes provided from major equipment vendors and engineering, procurement, and construction contractors considered “Tier 1” or equivalent or reasonably acceptable to Stonepeak in good faith; and
o	quotes provided from operation and maintenance provider(s) and asset management provider(s) reasonably acceptable to Stonepeak in good faith.

Notwithstanding anything to the contrary in this Exhibit A, the following “deployment criteria” are provided solely for informational purposes to help guide Nuvve Parent in understanding certain factors and criteria (which are neither exhaustive nor definitive) that Stonepeak may consider when deciding to provide Special Approval with respect to approving or funding certain Qualified Opportunities.

“Deployment Criteria” may or may not include, among other things:

·	a signed contract with customer that meets Qualifying Criteria;
·	signed contracts with major equipment vendors considered “Tier 1” or equivalent;
·	a signed contract with engineering, procurement, and construction contractor considered “Tier 1” or equivalent;
·	a signed operation and maintenance agreements and asset management agreements with service providers acceptable to and agreed in advance with Stonepeak;
·	a signed interconnection agreement, where applicable; or
·	a signed lease or land purchase agreement, where applicable.

[Exhibit A to Letter Agreement]